EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call – November 6, 2007

Operator:  Thank you.  At this time I’d like to remind everyone if you would like to pose a question, please press star, then the number one on your telephone key pad.  Once again, to pose for a question, that is star, one on your touch-tone phone.  We will pause for a few moments to compile the Q&A roster.

Thank you.  Our first question is coming from Rick Dauteuil of Columbia Management.  Please go ahead.

Rick Dauteuil:  Good morning.

Dave Steichen:  Morning, Rick.

Rick Dauteuil:  Just a quick question.  What were the number of sales personnel that were hired in this quarter?  Recruiters?

Mike LaVelle:  I think that we had about seven recruiters and in total we’ve put about 15 salesmen in the field.  I think probably five or six of those will get to this quarter.

Rick Dauteuil:  Okay, how?

Mike LaVelle:  So a good number of them went in right at the end of the second quarter.

Rick Dauteuil:  Are there more expected in Q4?

Elmer Baldwin:  Rick, this is Elmer.  I think we have two or three new positions we’re filling in Q4, but generally we’re going to stand pat on our SG&A headcount through Q4 in sales and marketing, in sales and recruiting.

Rick Dauteuil:  Okay.  Are there any other areas of investment that we’re continuing to make in, I guess, Q4 and beyond?

Dave Steichen:  I think that the, you know, that obviously the people that we’ve put in thus far, we continue to hold them through the fourth quarter.  And beyond the fourth quarter, I think that, yes, we foresee some changes and some more investment going in to 2008.

Rick Dauteuil:  Outside the recruiting area?

Male Speaker:  (Inaudible).

Rick Dauteuil:  Is that outside the recruiting area, or?

Dave Steichen:  Yes, that is sales and recruiting and some management.

Rick Dauteuil:  Okay.  What, so Q4 you’re still is, still in the investment mode, not expected to be profitable?  I think Mike mentioned in his prepared remarks that you’re expecting to turn profitable in the first quarter of ’08.  Is that fair?

Dave Steichen:  That’s fair, yes.

Rick Dauteuil:  Okay.  That’s all I have.  Thanks.

Dave Steichen:  Thanks, Rick.

Operator:  Thank you.  Once again, if you would like to pose a question at this time, please press star, then the number one on your telephone keypad.  Our next question is coming from Brad (sic) Ostrem of Van Clemens.  Please go ahead.

Craig Ostrem:  Hi, Mike.  Hey, Elmer.  A couple of questions.  The share buyback was announced back in July and I heard you say you’ve purchased about 109,000 shares?  Will that continue?

Dave Steichen:  Yes.

Craig Ostrem:  And the other question is, you know, I’m looking at the numbers and hearing what you are saying about your performance and your plan and the cost reduction and everything going forward, profitability as Rick mentioned in the first quarter of the new year, will that get better as you go along?  Can you tell by the way things look?  As the plan goes in place or continues to operate, will we see better profitability in the later parts of ’08?

Dave Steichen:  Brad (sic), this is Dave Steichen.  I’ll answer the first part of that question and let Elmer give you his thoughts on the second part.  As for the share repurchase program, we did purchase 109,000 shares during this third quarter.  We’re currently in a black period and we’ll be coming out shortly.  We will probably wait until Elmer gets a chance to put his plan in front of the board and get approval internally on a new plan for the Company, and we’ll look at the capital needs of that plan to evaluate whether there is enough capital available to both execute on that plan and continue the share buyback program.

Craig Ostrem:  Okay.

Elmer Baldwin:  So, Brad (sic), the second question you had was about continued profitability, and our plan that we’re preparing to present to the board in early December, is a plan that positions the Company for profitability, long-term profitability, and our goal is to get out of that first quarter and remain profitable going forward.  However, we need to make some investments to get that done.  And some of that investment will be considered by the Board in the beginning of December.  And we’ve noted that there are some burdensome businesses that we have, and we have to evaluate how to exit those businesses and the timing of that, those kind of moves where we’re not making money, we’re not making the kind of money that our shareholders would expect, in some of our staffing businesses.  We have to really take deliberate steps and it might take some time to get those businesses transitioned.  But, those are the things that we’re evaluating and will be building into our plans with this business continues to be profitable going forward.

Craig Ostrem:  Okay.  And as you probably know, Elmer, and with Mark Sheffert, the Company’s been in kind of a turn-around transitional period for a while now, and as shareholders we’re kind of expecting some more performance going into the new year.  And the name was Craig Ostrem, I don’t know how it got brought up as Brad, but it’s Craig Ostrem.

Elmer Baldwin:  I’m sorry.

Craig Ostrem:  Thank you all for…

Dave Steichen:  Sorry, Craig.

Craig Ostrem:  That’s okay.

Mike LaVelle:  Thanks, Craig.

Operator:  Thank you.  Once again, if you would like to pose for a question at this time, please press star, then the number one on your telephone keypad.  Our next question is coming from Ed Grignanvicius of TSI.  Please go ahead.

Ed Grignanvicius:  Good morning, Elmer.  I wanted to follow up with a couple of questions that relate back to what just Craig and Rick talked about.  You’re talking about now presenting a new plan in front of the board.  How does this align with the existing plan that was outlined through Alliance Management?  It just seems like we’re continuously coming up with a plan as opposed to making sure that we’re following through on the existing plan.

Elmer Baldwin:  Okay, Ed.  That’s a good question.  Our plan is in complete alignment with Alliance.  In fact, Alliance has continued to participate in the development of the plan, and we see it as a follow through and a refinement of the plan that they put together.  Some of the investments that were called for in that plan, we delayed; some we made.

Ed Grignanvicius:  Uh-huh.

Elmer Baldwin:  And some we, some we’re reshaping to meet the context of today’s state of the Company.  And we’ve -- another thing is we’ve engaged the employees of the Company in the development of this plan.  I would say there’s no less than 50 people involved in writing these plans.  It’s important that this Company gets in alignment, in alignment with a plan that can get executed.  So we have a number of events that we’ve orchestrated over the past month or so in putting this plan together.  We’ve engaged the Board, we’ve engaged the management team and we’ve engaged Alliance Management to make sure that things that we’re doing are following through on the plans that they recommended.  And in fact, Alliance continues to participate.  And we see their participation ending probably in December, but they’ve been a very valuable tool and a team-mate with us as we’ve been preparing a follow through on the plan that they have started.  We broke our plan into three phases, we put those phases clearly in front of the management, and we’ve reorganized the key initiatives that Alliance outlined into these phases focused on stabilization, sales and marketing, sales and marketing improvements or sales and recruiting improvements, and then lastly business development improvements in the integration of our solutions and staffing business.

Ed Grignanvicius:  Okay.  In the prior calls this was outlined as a two-year plan.  Is it still a two-year plan?  And you were looking, I think that Dave, your CFO mentioned in prior calls, spending approximately $5 million over two years.  So where are we in that plan?  And where are we on that spend?

Dave Steichen:  The spend, as Elmer indicated, we did not make some of the investments that were expected to be made in 2007, we delayed them into 2008.  We will still be making those; they may be slightly repurposed, those dollars, but we will still be making those investments.  And I don’t have a different number to give you today as far as total investments to be made.  I think the plan is -- certainly we have some goals and objectives that were out there at the end of two years that we’re still on target for and shooting to achieve.  The plan will be a living document.  I mean we will continue to update the plan and push out and add new objectives to the end of the plan as we go, as we proceed through it and so --

Ed Grignanvicius:  Okay.  As far as charges for this quarter, so you took about a half a million dollars in charges, correct?

Dave Steichen:  We took $337,000 as a charge to set up some additional reserve on a piece of real estate that we had vacated and hoped to sublet.  We’ve not been able to sublet that.  And the other one was a $200,000, $198,000 credit offsetting that charge.

Ed Grignanvicius:  Okay.  All right, I didn’t get that…

Dave Steichen:  Where we had some stock returned to us.

Ed Grignanvicius:  Okay.  All right.  Do, are we, what are we forecasting for the fourth quarter here in terms of revenue, earnings, charges?  Would like to get an understanding of that.

Dave Steichen:  We don’t at the present time have a forecast to give for the fourth quarter in terms of revenue dollars.  From an operating standpoint I would expect operating results to be consistent or maybe slightly improved from Q3.

Ed Grignanvicius:  Okay.  Well why not?  Why don’t we have a forecast for revenue?  I mean we’re halfway through this plan, we’ve been through a number of plans of trying to reposition this Company.  You guys should have visibility as to what the numbers need to be.

Dave Steichen:  We’ve been pretty consistent for the last four or five quarters in not giving revenue guidance from quarter-to-quarter.

Ed Grignanvicius:  Okay.  So as far as the fourth quarter and then going into 2008, with the next call will you provide guidance for the entire year, for 2008?

Dave Steichen:  I, we have not made that decision yet, but I wouldn’t expect to at this point.

Ed Grignanvicius:  So, basically we’ll be somewhere near three quarters into your plan and by the time you announce earnings, approximately almost a year into the plan, and we’re not able to give guidance for the entire fiscal year?  Is that what we’re saying?

Dave Steichen:  I think that we are, this is a dynamic business that we’re in.  From quarter-to-quarter we have significant revenue transactions that drop into one quarter or the next, and as Elmer indicated, we’ve got some significant decisions to make about getting out of some burdensome businesses and until we get all of that settled down, I don’t think we’re going to be in a position to want to give revenue guidance, certainly not full-year revenue guidance.

Ed Grignanvicius:  All right.  That’s it.  Thanks for your time.

Dave Steichen:  Thanks, Ed.

Operator:  Thank you.  As a final reminder, if you would like to pose for a question at this time, please press star, then the number one on your touch-tone phone.  Our next question is a follow-up from Rick Dauteuil of Columbia Management.  Please go ahead.

Rick Dauteuil:  Yes, just to get into some of the detail on at least one of the things you mentioned on the call.  You suggested you were kind of upgraded at one of the larger customers and you, along with maybe two other companies, will have an opportunity to fill 200 to 300 positions in 2008.  What kind of, can you quantify that opportunity and what your, I guess, confidence in that is?

Michael LaVelle:  For that opportunity, Rick, this is Mike LaVelle.  The opportunity there is, you know, it’s a staffing, it’s of course, a staffing account and our confidence in that is probably fairly high in that it’s an account that we’ve been dealing with for quite some time, and they have plans to expand their business in the areas we’re in and have selected us to be one of the companies to fill that.  It could change, but we feel pretty confident about it now.

Rick Dauteuil:  What would that mean, just that piece in revenue contribution in 2008?

Mike LaVelle:  I really, you know, I think that it could vary so much, Rick, that I really don’t want to put a number out there because, you know, they’ve laid out, there’s three potential vendors, they’ve laid out 200 to 300 positions, how fast they fill them and when is really going to be under their control so I really couldn’t give you a number on that yet.

Rick Dauteuil:  Okay, so it’s 200 to 300 positions split among the three vendors?

Mike LaVelle:  Yes.

Rick Dauteuil:  Okay.  Is it, you’ve talked about some of your staffing, large client staffing business as being burdensome, and clearly you wouldn’t take on more burdensome business.  So what, are, is this expected to be decent margin business?

Mike LaVelle:  Yes.

Rick Dauteuil:  Okay.  Can you tell us today what IBM represented in the quarter?

Mike LaVelle:  I believe they would probably come in -- we’ll get -- Rick, just give us a second, we’re getting that for you.

Rick Dauteuil:  Okay.  And then I, you kind of said largest clients, with a plural.  Maybe if you can quantify what they are as a group in addition to IBM as a single entity?

Dave Steichen:  Rick, I’ve got that number.  The IBM number was, IBM represented 12% of our total revenue in the current quarter.

Mike LaVelle:  And I think our largest staffing clients, the staffing business itself, would probably be very close in the area of 30% of our business right now, 30 to 32% for the –

Dave Steichen:  Yes.

Rick Dauteuil:  Okay.  Is it fair to say you’re probably not making any money on that 30% of your business?

Mike LaVelle:  No.  There’s some of it, you know, some of that has, is reasonable business.

Dave Steichen:  Yes, I think that it’s fair to say that a good chunk of that business is not generating the kind of returns that we think our shareholders deserve.

Mike LaVelle:  That’s correct.

Rick Dauteuil:  Okay.  But I mean can you, but if you were to make a decision on that, and I’m not saying you’ve made that decision, but the overhead that those burdensome businesses are carrying are, is probably pretty substantial.  Can you make that substantial cut in overhead to adjust to a new size if that’s -- if you wanted to get rid of that less profitable business?

Elmer Baldwin:  Rick, this is Elmer.  I think that’s the primary question, is how quickly the business could respond to that business to a change in that line of business.  And so, I think that’s one of the, probably one of our highest priority areas we’re focusing on right now.  How does this business respond with a -- if we do indeed decide to do something about these businesses, what and how quickly do we readjust and realign our G&A expense.

Rick Dauteuil:  Okay.  That’s all I have.

Dave Steichen:  Thanks, Rick.

Operator:  Thank you.  There appears to be no more further questions at this time.  I will now turn the floor back over to your hosts for any closing remarks.

Elmer Baldwin: Well that concludes this call and in closing I'd like to thank you all for participating in this call this morning, and I hope you share my enthusiasm about our new Company here and what we’re going to do in the future.  I look forward to updating you in the next call about the next version of Analysts International and our plans going forward.  Thank you.

Operator: Thank you.  This concludes today's conference call.  You may now disconnect.